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                                                                                                        EXHIBIT 12

                       UNITED TECHNOLOGIES CORPORATION AND SUBSIDIARIES
                Statement RE Computation of Ratio of Earnings to Fixed Charges
                                     (Millions of Dollars)


                                                                           Years Ended December 31,

                                                            1999         1998         1997          1996           1995

Fixed Charges:
  Interest expense                                     $       260 $       197  $       188  $       213  $         231

  Interest capitalized                                          15          12           10           16             15
  One-third of rents*                                           78          77           80           80             81

  Total Fixed Charges                                  $       353 $       286  $       278  $       309  $         327

Earnings:
  Income from continuing operations
  before income taxes and minority interests           $     1,257 $     1,810  $     1,574  $     1,317  $       1,172

  Fixed charges per above                                      353         286          278          309            327
  Less: interest capitalized                                   (15)        (12)         (10)         (16)           (15)
                                                               338         274          268          293            312

  Amortization of interest capitalized                          25          31           34           35             38

  Total Earnings                                       $     1,620 $     2,115  $     1,876  $     1,645  $       1,522

Ratio of Earnings to Fixed Charges                            4.59        7.40         6.75         5.32           4.65



* Reasonable approximation of the interest factor.


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